EXHIBIT 99.8

February 8, 2006

Fellow employees:

It is my pleasure to announce that Western Sierra Bancorp has entered into a merger agreement with Umpqua Holdings Corporation, parent company of Umpqua Bank, an innovative, West Coast community bank with stores in California, Oregon and Washington. The agreement, once approved by shareholders of Umpqua Holdings and Western Sierra Bancorp and the appropriate regulatory agencies, provides for the merger of Western Sierra Bancorp and its subsidiary banks - Western Sierra Bank, Central California Bank, Lake Community Bank and Auburn Community Bank - into the Umpqua organization, creating the preeminent community bank of the Western United States.

At Western Sierra Bancorp, we've always held strongly to our principles of premium customer service, community commitment and employee recognition. The same can be said of Umpqua Bank, an Oregon-based community bank that, like Western Sierra, has grown by providing the best in customer service and supporting the communities it serves. We will build on these shared values as together we form an organization of 126 stores, more than 1,700 employees and approximately $6.9 billion in assets.

I'm sure you'll have many questions about this merger, and naturally, everyone wonders about the potential for job loss and the effect on salaries and benefits. Fortunately, unlike many bank mergers, this one is a joint effort for growth and expansion, not cost-cutting convenience. Umpqua Bank has a tremendous record of taking care of employees during times of change, and we will work very hard to minimize job losses within the organization.

This packet includes a Q&A document that will answer many of your questions. We have also included a fact sheet with further details about the merger agreement. For the next few days, I will travel through the Western Sierra territory with Ray Davis, president and CEO of Umpqua Holdings Corporation, and Bill Fike, president of Umpqua Bank's California operations. We will visit a number of locations to speak with you, and next week, we will hold Town Hall meetings at central locations, where we will come together to learn more about Umpqua Bank, its culture and the opportunities that this merger provides.

I encourage you to contact our human resources department with any questions you may have. Feel free to call the Employee Hotline at (800) 583-6457, or e-mail your confidential questions to hotline@umpquabank.com. You can also stay up-to-date by going to http://www.umpquabridge.com and follow the instructions.

We are grateful for the ongoing commitment, enthusiasm and dedication that you bring to Western Sierra Bancorp, to your customers and to your fellow employees every day. Your hard work has laid the foundation for this historic merger between two exceptional community-focused financial institutions.

Sincerely,

Gary D. Gall
President and CEO
Western Sierra Bancorp

The foregoing may be deemed to be offering or solicitation materials of Umpqua Holdings Corporation and Western Sierra Bancorp in connection with the proposed acquisition of Western Sierra with and into Umpqua. Shareholders are urged to read the joint proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, Western Sierra, the acquisition and related matters. The directors and executive officers of Umpqua and Western Sierra may be deemed to be participants in the solicitation of proxies from their respective shareholders. Information regarding the participants and their security holdings can be found in each of Umpqua's and Western Sierra's most recent proxy statements filed with the SEC and the joint proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from Western Sierra by directing a request to Western Sierra Bancorp, Investor Relations, 4080 Plaza Goldorado Circle, Cameron Park, CA 95682.